Exhibit 107

Calculation of Filing Fee Tables

Form F-4

(Form Type)

Cadeler A/S

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common stock, with a nominal value of DKK 1 per share(1)	457(c) and 457(f)(1)	131,853,980	N/A	$392,196,126.66	0.0001476	$57,888.15
				Total Offering Amounts		$392,196,126.66		$57,888.15
				Total Fees Previously Paid				—
				Total Fee Offsets				—
				Registration Fee Due				$57,888.15

(1)        These shares of common stock will be represented by American Depositary Shares of the registrant, each of which represents four (4) ordinary shares. The American Depositary Shares of the registrant issuable on deposit of the shares of common stock registered hereby are being registered under a separate registration statement on Form F-6 (Reg. No.: 333-               ).

(2)        Represents the maximum number of shares of Cadeler A/S (“Cadeler”) common stock estimated to be issuable upon consummation of the offer described herein, calculated as the product obtained by multiplying (i) the exchange ratio of 3.409 by (ii) 38,678,199, which is the sum of (A) 38,647,119, the number of shares of common stock of Eneti Inc. (“Eneti”) outstanding as of October 16, 2023, and (B) 31,080, the maximum number of shares of Eneti common stock authorized for issuance pursuant to Eneti’s existing equity plan or otherwise permitted to be issued pursuant to the terms of the business combination agreement described herein.

(3)        Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(f)(1) under the Securities Act, the proposed maximum aggregate offering price of the securities being registered was calculated as the product obtained by multiplying (i) $10.14, the average of the high and low sales prices per share of Eneti common stock on October 16, 2023, as reported by the New York Stock Exchange, and (ii) 38,678,119, the estimated maximum number of shares of Eneti common stock that may be exchanged in the offer described herein. In accordance with Rule 416, this Registration Statement also covers an indeterminate number of additional shares of Eneti securities as may be issuable as a result of stock splits, stock dividends or similar transactions.